Exhibit 10.28

Agreements substantially in the form attached will be entered into between the Company and certain Named Executive Officers with appropriate changes to reflect:

•                  Name

•                  Date

•                  Grant Date

•                  Number of restricted stock units

ESCO CORPORATION

RESTRICTED STOCK UNIT AWARD AGREEMENT

(IPO Grant)

This RESTRICTED STOCK UNIT AWARD AGREEMENT dated                      is between ESCO Corporation, an Oregon corporation (the “Company”), and                  (the “Recipient”) pursuant to the Company’s 2010 Stock Incentive Plan (the “Plan”). The Company and the Recipient agree as follows:

1.  Award of Restricted Stock Units. The Company awards to the Recipient under the Plan              restricted stock units, subject to the restrictions, terms and conditions set forth in this Agreement, including Exhibit A.  A restricted stock unit (an “RSU”) obligates the Company, upon vesting in accordance with this Agreement, to issue to the Recipient one share of Class A Common Stock (“Common Stock”) for each RSU.

2.  Grant Date.  The Grant Date for the RSUs is                       .

3.  Vesting.  The RSUs shall become fully vested on November 1, 2016, subject to the terms of Exhibit A.

ESCO CORPORATION		RECIPIENT

By:
[signature]

Calvin W. Collins
Chief Executive Officer
Street address
City, State Zip

EXHIBIT A

TERMS AND CONDITIONS OF RSUs

1.  Forfeiture of RSUs on Termination of Service.  If the Recipient ceases to be an employee of the Company or a parent or subsidiary of the Company for any reason and the RSUs do not vest pursuant to Section 3.2 or 3.3 of this Exhibit A, the Recipient shall immediately forfeit all unvested RSUs awarded pursuant to this Agreement, and the Recipient shall have no right to receive the related Common Stock.

2.  Non Transferability of RSUs.  The RSUs may not be assigned or transferred, either voluntarily or by operation of law.

3.  Changes in Capital Structure.

3.1  Stock Splits; Stock Dividends.  If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, reverse stock split, combination of shares, reclassification, recapitalization, restructuring or dividend payable in shares, appropriate adjustment shall be made by the Board of Directors in the number of RSUs subject to this Agreement.  Any adjustments made by the Board of Directors shall be conclusive.

3.2  Corporate Transactions.  Upon the occurrence of any of the following events pursuant to which outstanding shares of Common Stock are converted into cash or other stock, securities or property (each a “Transaction”):  (i) a merger, combination, consolidation, plan of exchange or other reorganization, (ii) a sale of all or substantially all of the assets of the Company, or (iii) a dissolution of the Company, the Board of Directors shall select from among the following for treatment of unvested RSUs:

(a)           The RSUs shall be converted into RSUs or restricted stock awards to acquire stock of the surviving or acquiring corporation in the Transaction that will vest subject to continued employment on November 1, 2016 (or earlier if determined by the Board of Directors) with other terms, including the amount and type of shares subject thereto, to be conclusively determined by the Board of Directors, based upon, to the extent the Board of Directors deems relevant in the circumstances, the consideration payable to the holders of the Common Stock in respect of the Transaction; or

(b)           The Board of Directors shall make provision for a cash payment in respect of the RSUs based upon, to the extent the Board of Directors deems relevant in the circumstances, the consideration payable to the holders of the Common Stock in respect of the Transaction, which cash payment will be paid, subject to continued employment, on the November 1, 2016 (or earlier if determined by the Board of Directors); or

(c)           The Board of Directors shall provide that the RSUs shall become fully vested prior to consummation of the Transaction.

The Board of Directors has authority pursuant to the Plan, including Section 10.2 of the Plan, to make all determinations relating to the treatment of the RSUs in connection with any Transaction.

3.3  Change in Control.  Unless the Board of Directors causes Section 3.2(c) of this Agreement to apply to the RSUs awarded pursuant to this Agreement, the RSUs shall become vested in full if, during the period beginning on the date of any Change in Control or if earlier the date of Shareholder Approval of a Change in Control, each as defined below, and ending on or before the second anniversary of the Change in Control, either (i) the Recipient’s employment is terminated by the Company or its successor or a parent or subsidiary of the Company or its successor without Cause, as defined below, or (ii) the Recipient’s employment is terminated by the Recipient for Good Reason, as defined below.

(i)    For purposes of this Agreement, a “Change in Control” of the Company shall mean the occurrence of any of the following events:

(a)    At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office;

(b)    Any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) representing 20% or more of the combined voting power of the then outstanding Voting Securities;

(c)    A consolidation, merger or plan of exchange involving the Company (“Merger”) as a result of which the holders of outstanding Voting Securities immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting

Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or

(d)    A sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

(ii)    For purposes of this Agreement, “Shareholder Approval” shall mean approval by the shareholders of the Company of a transaction, the consummation of which would be a Change in Control.

(iii)    For purposes of this Agreement, “Cause” shall mean (a) the willful and continued failure to perform substantially the Recipient’s reasonably assigned duties with the Company (other than any failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the Recipient by the Company which specifically identifies the manner in which the Company believes that the Recipient has not substantially performed the Recipient’s duties, or (b) the willful engagement in illegal conduct which is materially and demonstrably injurious to the Company.  No act, or failure to act, shall be considered “willful” if the Recipient reasonably believed that the action or omission was in, or not opposed to, the best interests of the Company.

(iv)    For purposes of this Agreement, “Good Reason” shall mean (a) the assignment of a different title, job or responsibilities that results in a material decrease in the level of responsibility of the Recipient after Shareholder Approval, if applicable, or the Change in Control compared to the Recipient’s level of responsibility for the Company’s operations prior to Shareholder Approval, if applicable, or the Change in Control; provided that Good Reason shall not exist if the Recipient continues to have the same or a greater general level of responsibility for Company operations after the Change in Control as the Recipient had prior to the Change in Control even if the Company operations are a subsidiary or division of the surviving company, (b) a material reduction in the Recipient’s base pay in effect immediately prior to Shareholder Approval, if applicable, or the Change in Control, (c) a material reduction in total benefits available to the Recipient under cash incentive, stock incentive and other employee benefit plans after Shareholder Approval, if applicable, or the Change in Control compared to the total package of such benefits as in effect prior to Shareholder Approval, if applicable, or the Change in Control, or (d) the Recipient is required to be based more than 50 miles from where the Recipient’s office is located immediately prior to Shareholder Approval, if applicable, or the Change in Control except for required travel on company business to an extent substantially consistent with the business travel obligations which the Recipient undertook on behalf of the Company prior to Shareholder Approval, if applicable, or the Change in Control; provided, however, that such termination shall not be for “Good Reason” unless the Recipient provides notice to the Company of the existence of the condition described above within 30 days of the initial existence of the condition and the Company does not remedy such condition on or before the 30th day following such notice (or the following business day if such 30th day is not a business day).

4.  No Voting Rights; Dividends.      The Recipient shall have no rights as a shareholder with respect to the RSUs or the Common Stock underlying the RSUs until the underlying Common Stock is issued to the Recipient.  The Recipient shall not be entitled to receive any cash dividends on the Common Stock underlying the RSUs prior to the vesting of the RSUs.  The Company shall accrue and pay to the Recipient on the vesting of the RSUs an amount in cash equal to any dividends that would have been paid on the Common Stock underlying the RSUs after the vesting of RSUs but prior to the issuance of Common Stock underlying the RSUs.  No interest shall be paid by the Company on accrued amounts.

5.  Delivery Date for the Shares Underlying the RSU.  As soon as practicable, but in no event later than 10 business days, following the date on which the RSUs vest, the Company shall issue to the Recipient the Common Stock underlying the vested RSUs in the form of uncertificated shares in book entry form or certificates for the shares.

6.  Taxes and Tax Withholding.  The terms and payments in this Agreement are intended to comply with and be administered in accordance with Section 409A of the Internal Revenue Code, but neither the Company nor any of its affiliates, agents or employees makes any representation or warranty to the Recipient with regard to the application of Section 409A to any amounts payable pursuant to this Agreement.  The Recipient acknowledges that no election under Section 83(b) of the Internal Revenue Code can or will be made with respect to the RSUs. The Recipient acknowledges that on the date that shares underlying the RSUs are issued to the Recipient (the “Payment Date”), the value on that date of the shares so issued will be treated as ordinary compensation income for federal and state income and employment tax purposes, and that the Company will be required to withhold taxes on these income amounts. To satisfy the required minimum withholding amount, the Company shall withhold from the shares otherwise issuable the number of shares having a value equal to the minimum withholding amount. For purposes of this Section 6, the value of a share shall be equal to the closing market price for the Common Stock on the last trading day preceding the Payment Date if the Company’s Common Stock is publicly traded or the fair market value as determined by the board of directors. Alternatively, the Company may, at its option, permit the Recipient to pay such withholding amount in cash under procedures established by the Company.

7.     Restated Stock Transfer Restriction Agreement.  All shares issuable under the RSUs shall be subject to the terms of the Restated Stock Transfer Restriction Agreement in the form the form used by the Company at the time of the issuance of the shares exercise of the SARs.  As a condition to receiving shares under the RSUs, the Recipient shall sign the Restated Stock Transfer Restriction Agreement.

8.  Successors of Company.  This Agreement shall be binding upon and shall inure to the benefit of any successor of the Company.

9.  Notices.  Any notices under this Agreement must be in writing and will be effective when actually delivered or, if mailed, three days after deposit into the United States mails by registered or certified mail, postage prepaid.  Mail shall be directed to the addresses stated on the face page of this Agreement or to any address a party provides by notice to the other party.

10.  No Right to Employment or Service.  Nothing in the Plan or this Agreement shall (i) confer upon the Recipient any right to be employed or to continue in the employment of or service to the Company; (ii) interfere with the right of the Company to terminate the Recipient’s employment or service to the Company at any time for any reason, with or without cause, or to decrease the Recipient’s compensation or benefits; or (iii) confer upon the Recipient any right to continuation, extension, renewal, or modification of any compensation, contract or arrangement with or by the Company.

11.  Electronic Delivery of Prospectus.  The Recipient consents to the electronic delivery of any prospectus and related documents relating to the RSUs in lieu of mailing or other form of delivery.